Exhibit 99.2

Investor Update - January 24, 2019

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

We are also providing our expected capital expenditures and fleet count for future periods. These estimates are based on firm commitments we currently have in place for future aircraft deliveries and our current estimate of non-aircraft capital spending.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2017, as well as in other documents filed by Alaska Air Group with the SEC after the date thereof. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED
Forecast Information

	Forecast Full Year 2019	Full Year 2018	% Change
Capacity (ASMs in millions)	66,685 - 66,885	65,335	~ 2%
Cost per ASM excluding fuel and special items (cents)	8.67¢ - 8.72¢	8.50¢	~ 2.0% - 2.5%
Fuel gallons (000,000)	845	839	~ 1%

	Forecast Q1 2019	Q1 2018	% Change
Capacity (ASMs in millions)	15,645 - 15,695	15,480	~ 1.2%
Cost per ASM excluding fuel and special items (cents)	9.21¢ - 9.26¢	8.81¢	~ 4.5% - 5%
Revenue per ASM (cents)	12.15¢ - 12.35¢	11.84¢	~ 2.5% - 4.5%
Fuel gallons (000,000)	199	197	~ 1%
Economic fuel cost per gallon(a)	$2.05	$2.14	~ (4)%

(a)
Our economic fuel cost per gallon estimate for the first quarter includes the following per-gallon assumptions:  crude oil cost - $1.24 ($52 per barrel); refining margin - 60 cents; cost of settled hedges - 2 cents, with the remaining difference due to taxes and other into-plane costs.

First quarter and first half 2019 CASMex are impacted disproportionately by the mix of Regional flying, which we guided at Investor Day would have ~120 basis points of impact on 2019 CASMex. First half CASMex is also impacted by the timing of aircraft maintenance events, higher ownership costs due to deliveries in late 2018, and costs associated with all-employee training through April. Forecasted maintenance expense by quarter as compared to 2018 actual reported results is as follows:

(in millions)	Q1	Q2	Q3	Q4	Full Year
2018 Actual maintenance expense	$107	$106	$107	$115	$435
2019 Forecasted maintenance expense(b)	$132	$113	$105	$96	$446

% Change	23%	7%	(2)%	(17)%	3%

(b)	Forecasted maintenance costs reflect expected timing of scheduled and unscheduled engine and airframe events and are subject to change.

2019 Forecasted Capacity and CASMex by Quarter
The following table shows 2019 quarterly forecasted capacity by segment and forecasted consolidated CASMex with percent change from the same period in the prior year.

Forecast
	Q1	Q2	Q3	Q4	Full Year
Mainline ASMs	~ (0.5)%	~ 1.0%	~ 2.0%	~ 3.0%	~ 1.5%
Regional ASMs	~ 20.5%	~ 13.0%	~ 9.5%	~ 4.0%	~ 11.5%
Total Air Group ASMs	~ 1.2%	~ 2.0%	~ 2.5%	~ 3.0%	~ 2.0%

CASMex (cents)	9.21¢ - 9.26¢	8.53 - 8.58	8.33 - 8.38	8.66 - 8.71	8.67 - 8.72
% Change	~ 4.5% - 5%	~ 5%	~ 2.5%	~ (3)%	~ 2.0% - 2.5%

Capacity and Capital Expenditures Forecast
The guidance below is based on our current expectation of capacity growth and capital expenditures.

(in millions, except %)	2018 Actuals	2019	2020
Capacity (ASMs) growth	5.3%	~ 2%	~ 3% - 4%
Targeted capital expenditures	$960	~$750	~$750

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $19 million in the first quarter of 2019. The increase from the quarterly run rate of $12 million in the second half of 2018 is a result of an expected $6 million quarterly impact of higher pension expense. The higher pension expense results from a decline in the market value of our plan assets in 2018.

Future Fuel Hedge Positions
All of our future oil positions are call options, which are designed to effectively cap the cost of the crude oil component of our jet fuel purchases. Our crude oil positions are as follows:

	Approximate % of Expected Fuel Requirements	Weighted-Average Crude Oil Price per Barrel	Average Premium Cost per Barrel
First Quarter 2019	50%	$72	$1
Second Quarter 2019	50%	$76	$1
Third Quarter 2019	40%	$77	$2
Fourth Quarter 2019	30%	$76	$2
Full Year 2019	42%	$75	$2
First Quarter 2020	20%	$70	$3
Second Quarter 2020	10%	$64	$3
Full Year 2020	7%	$68	$3